Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION REPORTS

SECOND QUARTER RESULTS

REVENUES INCREASE 46% FOR THE QUARTER

AND 50% FOR FIRST SIX MONTHS

ATLANTA, GA (July 27, 2005) Serologicals Corporation (NASDAQ:SERO) today announced financial results for the second quarter ended July 3, 2005.  Revenues for the second quarter increased 46.1%, to $64.2 million, compared to $44.0 million in the same period last year while revenues for the first six months of 2005 increased 50.2%, to $120.8 million, compared to $80.5 million in the same period last year. Diluted earnings per share were $0.14 and $0.19 per share for the second quarter and first six months of 2005, respectively, compared to $0.18 and $0.29 per share for the same periods in the prior year.

As the result of our numerous acquisitions over the past three years, the Company provides pro forma results that exclude acquisition amortization, other similar acquisition related costs and other one-time costs. The Company provides pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP.  The Company believes that the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.

Second quarter 2005 pro forma net income was $7.2 million, or $0.19 per share on a fully diluted basis, compared with $5.9 million, or $0.20 per share on a fully diluted basis, in the second quarter of 2004.  Pro forma net income for the second quarter increased by 21.7% and fully diluted pro forma earnings per share decreased by 5.0%.  Pro forma net income for the first six months of 2005 was $11.6 million, or $0.32 per share on a fully diluted basis, compared with $9.3 million, or $0.32 per share on a fully diluted basis, for the same period in 2004.  Pro forma net income for the first six months of 2005 increased by 24.7% while fully diluted pro forma earnings per share remained the same for the first six months of 2005 and 2004.  Reconciliations between GAAP results and pro forma results are presented in the attached tables and on the Company’s web site (www.serologicals.com) under the Investor Relations tab.

President & CEO Perspectives

“We are very pleased with our results for the second quarter, reflecting our continued strong revenue growth and the improved business outlook that started towards the end of the first quarter and is anticipated to continue throughout 2005,” said David A. Dodd, President and CEO. “We are seeing the positive impact of our integrated commercial operations, focused on high-impact customer development, supported by increased portfolio development and lean support functions.  Both of our business segments continue to deliver results consistent with our expections for 2005. This is expected to have continuing benefit for the balance of 2005.”

Commenting further, Mr. Dodd added, “In mid-July, we announced that we commenced the implementation of an accelerated integration program for our Research segment. The accelerated integration program represents a significant step in the integration of our Upstate and Chemicon units that will enable the company to further improve our high level of customer focus, development and support while enabling us to improve the day-to-day efficiency of the organization. The integration program will enable us to enhance our portfolio and focus more efforts and resources on direct customer development. Furthermore, by implementing the integration program we are achieving even greater synergies than we anticipated when we acquired Upstate.

The outlook for the balance of 2005 remains very positive:

•                  We continue to add to our product portfolio for all our businesses with a highly focused approach on product and service niches to meet current and projected customer demand, with over 70% of our revenues resulting from products that are either patented, exclusively licensed or proprietary.

•                  We continue to obtain new contracts and contract extensions to provide drug screening service, based around our expanding leadership position in kinase expression and kinase target profiling.

•                  Customer projections for purchases of our key products, including EX-CYTE® and Incelligent™, reflect a significant pickup in the second half of the year consistent with our expectations.

•                  We continue to identify and implement cost reduction initiatives in all parts of our business to improve gross margins and reduce overhead costs.

We expect that as in previous years, the second half of 2005 will be significantly stronger both in terms of revenue and earnings performance because of customer ordering patterns, with growth continuing both within our portfolio segments and our geographic areas.  In summary, we continue to achieve revenue growth in excess of our markets and competitors, while significantly expanding our portfolio of proprietary products and services.  This will continue to be our focus, as we increase the value delivered to our customers, employees and shareowners,” Mr. Dodd added.

* * * * * * * * * * * *

Significant accomplishments during the second quarter included:

•                  Our research business units, Chemicon and Upstate, introduced 681 new products during the second quarter, including new Chemicon assays and reagents focused in the areas of neuroscience and stem cell research, a range of new Upstate kinases and multiplex Beadlyte® assays and the addition of 182 products in connection with the Specialty Media acquisition.  Upstate is expanding its industry leading position by providing close to 250 kinases in their selectivity panel with an aggressive plan to substantially increase its kinase panel by the end of 2005.  For the full-year, the Company expects to launch in excess of 1500 new products into the research business segment.

•                  During the quarter, Upstate continued to further expand its product portfolio with continued emphasis on new products to support drug discovery activities with particular emphasis on cell biology-based products. Revenues for drug discovery activities increased 81% during the quarter and grew 94% during the first six months of 2005.  This included the launch of a new Catch and Release® immunoprecipitation product, a new chromatin immunoprecipitation product (EZ-ChIP™) and a new red-shifted assay to the company’s fluorescence polarization products platform.  In addition, Upstate announced the collaboration with CXR Biosciences to establish a battery of in-vitro screens to select candidate molecules for further development. The screening platform will utilize predictive toxicity and drug metabolism screens to profile compounds in various cell-based and in vitro assays.

•                  Chemicon announced this week that it has signed a license with the Wisconsin Alumni Research Foundation (WARF) to commercialize research products derived from patented human embryonic stem (ES) cell technology.  Chemicon is the first broad commercial collaborator to enter into such a licensing agreement with WARF, allowing it to develop and provide researchers worldwide access to a wide variety of proprietary human ES cell products.  Chemicon acquires non-exclusive rights to WARF’s complete patent portfolio of stem cell technologies, including patents invented by Dr. James Thomson, in order to facilitate and accelerate human embryonic stem cell research.  These seminal patents cover several widely used and referenced human ES cell lines and procedures for their culture, propagation, differentiation and storage.  The license covers a broad range of technologies that will make it easier, quicker and cheaper for scientists to conduct human embryonic stem cell research.

•                  As indicated above, Serologicals announced the implementation of an accelerated integration program for our research segment. This program includes the consolidation of several core functions, including Business Segment Management, R&D/Business Development, Marketing, Technical Support, Scientific Sourcing, Intellectual Property/Licensing and Finance and Accounting. Serologicals expects to achieve operating efficiencies that should result in annual savings of $3.0 million to $3.5 million. The savings will be phased in over the balance of 2005. Serologicals expects to incur one time costs of approximately $2.0 million to $3.0 million in connection with this program as the result of severance costs, retention payments and relocation costs that will be recorded in the third quarter ended October 2, 2005.  The majority of these costs are expected to be treated as adjustments to acquisition purchase price in connection with the purchase of the Upstate Group.

•                  During the quarter, Celliance’s EX-CYTE® plant in Lawrence, Kansas received its certification of compliance with ISO 9001:2000, which is part of a set of standards published by the International Organization for Standardization (ISO) that establishes a supplier’s ability to provide consistent and conforming goods or services. The facility was ISO certified by an independent third party. During the quarter, Celliance also commenced the final phases of production validation at its Lawrence, Kansas plant.  This phase of validation is continuing successfully and is expected to take approximately six months to complete based on scheduling commitments and testing requirements.  Full manufacturing operations are expected to commence in early 2006.  Updated customer projections received during first half of 2005 re-confirmed the need to initiate production at the Lawrence site in support of projected growing product demand beginning in early 2006.

•                  Celliance also launched, during the quarter, a new Bovine Albumin manufactured exclusively from raw material sourced from animals raised in Australia. Celliance developed this product in order to combine the qualities of its premium albumin grades with the benefits of sourcing the raw material from Australia, a country classified as BSE-free (Bovine Spongiform Encephalopathy-free).  As the leader in supplying specific cell culture supplements, Celliance recognizes the importance of delivering such alternatives to customers.

•                  In addition, Celliance recently announced the introduction of Onco-CYTE™. Onco-CYTE™ is a serum-free, ready-to-use formulation that replaces Fetal Bovine Serum (FBS) in suspension culture for a variety of cancer cell lines in research and bioprocessing applications.  Onco-CYTE™ is the second product to be added to the EX-CYTE® family of products. Hybri-CYTE™, launched in February 2005, was the first in a new line of serum-free cell culture supplements in the EX-CYTE® product line. This represents a continuing effort by Celliance to extend its product offering and to provide more value-added products to its customers.

•                  In June the Company announced that its Board of Directors authorized a stock repurchase program to repurchase up to 2.0 million shares of the Company’s common stock over the next three years ending in June 2008. The program is intended to be implemented through purchases made from time to time in the open market or through private transactions in accordance with applicable securities laws.  The timing, pricing and size of purchases will depend on market conditions, prevailing stock prices and other considerations.  As of today, the Company has completed the repurchase of approximately 125,000 shares of common stock. Funds for the repurchase of shares are expected to come primarily from cash generated from operations or funds on hand.

•                  In late July, Serologicals settled a contractual claim against a customer of the Company’s former therapeutic plasma business.  The settlement, which the Company expects to conclude during the third quarter, will result in the Company’s receipt of approximately $3.2 million in cash.  The settlement, net of expenses of approximately $0.6 million, will be reported as Other Income during the third quarter.

•                  Chemicon successfully completed the conversion of its customer service, product distribution and manufacturing functions to an enterprise resource planning system (SAP) during the quarter. The conversion was achieved on schedule and on budget with minimal disruption to operations.  It is expected to improve our customer interfaces, to improve the quality and flows of information for our businesses and to assist Chemicon to streamline its operations.  Serologicals continues the implementation of SAP as its global system for finance and accounting, sales and order processing, manufacturing and product distribution.

* * * * * * * * * * * *

Second Quarter Results Summary

The Research segment, which is focused on the research products and services business, consists of products and services offered under the brand names of Chemicon® and Upstate®.  The Bioprocessing segment, Celliance, includes cell-culture-supplement products along with diagnostic related products and contract research services offered through Celliance BioServices.

Overall, revenues for the second quarter of 2005 grew 46.1% when compared to the second quarter of 2004, primarily due to the acquisition of the Upstate Group which was acquired in October, 2004. Revenues for the first six months of 2005 totaled $120.8 million, compared to $80.5 million for the same period of 2004, an increase of 50.2%.  After adding actual Upstate revenues to 2004 results, our company wide revenues in the second quarter grew 11.1% compared to the prior year, fueled by the strong growth performance of our Research segment. During the quarter, Chemicon revenues increased 20.2% compared to last year while Upstate revenues increased 23.9% when compared to the prior year. While Celliance revenues were flat when compared to the prior year, Celliance achieved an increase of 17.4% on a consecutive quarter basis, driven by the strong growth in cell culture products which increased almost 26% from the first quarter of 2005.

The following table shows a breakdown of the revenue contribution by segment for the second quarter and the first six months of 2005 and 2004:

	Quarter Ended				Six Months Ended
	July 3, 2005		June 27, 2004		July 3, 2005		June 27, 2004
$ in Thousands	Actual	% Total	Actual	% Total	Actual	% Total	Actual	% Total
Revenue:
Research	$35,489	55.3%	$15,296	34.8%	$67,673	56.0%	$30,467	37.9%
Bioprocessing	$28,719	44.7%	28,667	65.2%	$53,170	44.0%	50,000	62.1%
	$64,208	100.0%	$43,963	100.0%	$120,843	100.0%	$80,467	100.0%

The comments in this paragraph regarding gross margins refer to pro forma gross margins, excluding acquisition related costs that impacted gross margins.  Consolidated pro forma gross margins continue to improve; for the second quarter of 2005 consolidated pro forma gross margins reached 57.5% compared to 56.7% for the same period in 2004.  Pro forma Research gross margins for the second quarter of 2005 decreased by 4.0 percentage points when compared to the pro forma gross margins in the second quarter of 2004.  Pro forma Research gross margins for the first six months of 2005 decreased by 0.4 of a percentage point when compared to the pro forma gross margins for the same period in 2004.  Pro forma gross margins for the Research segment were higher in 2004 because of a one-time benefit related to the settlement of a dispute over a licensing arrangement.  This settlement increased Research gross margins by 6.0 percentage points for the second quarter of 2004 and 3.3 percentage points on a year to date basis.  Pro forma Bioprocessing margins for the second quarter of 2005 and for the six months ended 2005 decreased by approximately 1.0 and 2.6 percentage points, respectively, compared to the same periods in 2004 primarily as the result of lower EX-CYTE® volumes, higher Incelligent™ sales and higher manufacturing costs.

The following table shows a breakdown of the gross margin contribution by segment on a pro forma basis for the second quarter and the first six months of 2005 and 2004:

	Quarter Ended				Six Months Ended
	July 3, 2005		June 27, 2004		July 3, 2005		June 27, 2004
$ in Thousands	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %
Gross Profit:
Research	$22,618	63.7%	$10,360	67.7%	$43,441	64.2%	$19,667	64.6%
Bioprocessing	14,312	49.8%	$14,571	50.8%	$24,958	46.9%	24,734	49.5%
	$36,930	57.5%	$24,931	56.7%	$68,399	56.6%	$44,401	55.2%

Selling, general and administrative costs (“SG&A”) for the second quarter of 2005 were $22.6 million compared to $13.3 million for the second quarter of 2004. On a pro forma basis SG&A costs for the quarter were $21.2 compared to $13.3 million in 2004. The majority of this increase was due to the acquisition of the Upstate Group in 2004. However, pro forma SG&A costs were also up significantly, by $1.9 million, on a consecutive quarter basis because of costs related to the printing and publishing of the Chemicon catalogue and related marketing collateral materials that were originally scheduled to be completed in the first quarter of 2005.

Operating income for the second quarter of 2005 was $8.1 million, or 12.6% of revenue, compared to $8.6 million, or 19.6% of revenue, in the second quarter of 2004. Pro forma operating income for the second quarter of 2005 before acquisition related amortization and other similar acquisition related costs was $11.5 million, or 17.8% of revenue in 2005 compared to $9.4 million or 21.3% of revenue in 2004. Operating income for the first six months of 2005 was $12.4 million, or 10.2% of revenue, compared to $13.8 million, or 17.1% of revenue, for the same period in 2004. Pro forma operating income for the first six months of 2005 before acquisition related amortization and other similar acquisition related costs was $19.1 million, or 15.8% of revenue, compared to $15.2 million, or 18.9% of revenue, for the same period in 2004.

Cash flows from operating activities were $4.9 million and $ 5.1 million in the second quarter and first six months of 2005.  This compares to cash flows from operating activities of $1.7 million and $14.2 million in the second quarter and first six months of 2004.  Cash flows from operating activities are lower in the first six months of 2005 compared to 2004 due to lower net income and increases in working capital requirements as our business has expanded.

Performance Highlights: Research Products and Services

Research revenue in the second quarter and first six months of 2005 increased approximately $20.2 million and $37.2 million, respectively, or 132.0% and 122.1%, respectively, over the prior year quarter and prior year to date. While much of the increased revenue was the result of the Upstate acquisition, Chemicon achieved revenue of $18.4 million which represents a growth of 20.2% for the quarter and revenue of $34.4 million for the six month period which represents an increase of 13.1% over the prior year. The Chemicon growth in the second quarter was driven primarily by contributions in the areas of neuroscience, stem cells, bulk reagents and custom services. Upstate revenue, while not included in the 2004 operating results for the Company, was $17.1 million in the second quarter of 2005 which represents an increase of 23.7% compared to the second quarter of 2004. For the six month period, Upstate achieved $33.3 million in revenue compared to $27.3 million in 2004, an increase of 21.9%. Upstate growth for the second quarter was driven primarily by strong growth in drug discovery services as well as product sales in the areas of nuclear function and multiplex Beadlyte® assays. Geographically, Research revenues increased 19% in Asia, 15% in Europe and 25% in North America in the second quarter of 2005.

Performance Highlights: Bioprocessing Products and Services

Bioprocessing revenue was the same at $28.7 million during the second quarters of 2005 and 2004 but increased by 6.3%, or $3.2 million, to $53.2 million over the first six months of 2004.  EX-CYTE® sales in the second quarter and first six months of 2005 were $9.2 million and $11.9 million, respectively, compared to $9.7 million and $13.3 million, respectively, for the same periods of 2004. Sales of Celliance’s proprietary bovine serum albumin (Probumin™ BSA) in the second quarter and first six months of 2005 were $5.2 million and $9.7 million, respectively, compared to $4.5 million and $8.7 million, respectively, for the same periods of 2004.  Sales of recombinant human insulin (Incelligent™) were $4.3 million and $11.1 million for the second quarter and the first six months of 2005, respectively, compared with $2.3 million and $7.5 million, respectively, for the same periods of 2004. Sales of monoclonal antibodies from Celliance’s Scotland facility decreased from $7.0 million in Q2 2004 to $6.0 million in Q2 2005. Sales from this facility for the first six months of 2005 increased from $12.4 million in 2004 to $12.5 million in 2005.

Other Q2 2005 Financial Information

•                  Available cash and short-term investments at July 3, 2005 were $53.6 million, compared with $62.1 million at the end of 2004. The reduction in cash and short-term investments is a result of the purchase of Specialty Media in Q1 2005, the repurchase of approximately 125,000 shares of our common stock in Q2 and the timing of payments on accounts payable and accrued expenses between the periods, which in total were in excess of cash generated from operations during the six months ended 2005.

•                  Accounts receivable totaled approximately $37.2 million at the end of the second quarter of 2005, compared with $46.9 million at the end of 2004.

•                  Capital expenditures for the second quarter of 2005 were $2.3 million compared to $5.3 million for the second quarter of 2004.  Capital expenditures for the six months ended 2005 were $5.2 million compared to $10.8 million for the same six months ended in 2004.

•                  Recognized losses on foreign exchange transactions were $0.2 million and $0.3 million in the second quarter and for the first six months of 2005 and 2004, respectively.  Gross margins in the Research segment were unaffected by currency rates in the second quarter and for the first six months of 2005 compared to a 1 percentage point reduction in gross margins in both the second quarter and for the first six months of 2004.  Gross margins in the Bioprocessing segment were adversely affected by 0.5 of a percentage point due to currency rates in both the second quarter and for the first six months of 2005 compared to an adverse affect of 2.0 and 2.3 percentage points in the second quarter and for the first six months of 2004, respectively.

Q2 2005 Earnings Conference Call

We will hold our second quarter earnings conference call at 9:00 a.m. (Eastern Time) on Thursday, July 28, 2005.  The conference call dial in number is (800) 291-9234 (domestic) and (617) 614-3923 (international), confirmation code 67045571.  The live broadcast will also be available online at our website at www.serologicals.com and at www.StreetEvents.com.

If you are unable to participate in the call, a 14-day playback will start on July 28, 2005 at 11:00 a.m. (Eastern Time).  To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter access code 14006006 or access the archived web cast on our website at www.serologicals.com.

About Serologicals

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products.

Serologicals’ customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry. Serologicals employs a total of approximately 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, CA., Upstate Group, LLC, headquartered in Charlottesville, VA. and Celliance Corporation, headquartered in Atlanta, GA.

For more information, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that Serologicals reports on the basis of GAAP include substantial cash and non-cash charges and tax benefits related to acquisitions and to the integration of acquired businesses with existing businesses.  Serologicals presents pro forma financial information in this press release because it believes that the information is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.  Serologicals believes that the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses.

The pro forma financial information, excluding acquisition related amortization and other similar costs, is limited because it does not reflect the entirety of Serologicals’ business costs.  Therefore, Serologicals encourages investors to consider carefully its results under GAAP, as well as its pro forma disclosures and the reconciliation between these presentations to more fully understand Serologicals’ business.  Reconciliations between GAAP results and the pro forma information are presented in the attached tables and also on Serologicals’ web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Serologicals and its subsidiaries.  The forward-looking statements are subject to risks and uncertainties, including, without limitation, statements regarding the schedule for the commencement of full manufacturing operations at Celliance’s Lawrence, Kansas facility; updated customer projections indicating increased demand for EX-CYTE®;, Upstate’s ability to increase its kinase panel; statements regarding the amount of savings Serologicals will obtain from the integration program; and the amount of one-time charges Serologicals will be required to take in connection with the integration program.  Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2005.  This report is available online at http://www.sec.gov.  Forward-looking statements are only predictions and are not guarantees of performance.  Forward-looking statements are based on current expectations of future events and are based on the Company’s current views and assumptions regarding future events and operating performance.  You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals® and EX-CYTE® are registered trademarks of Serologicals Investment Company.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Second Quarter and Six Months Ended July 3, 2005 and June 27, 2004

(in thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004

Net revenues	$64,208	$43,963	$120,843	$80,467
Cost of revenues	27,495	19,032	53,292	36,066
Gross profit	36,713	24,931	67,551	44,401
Operating expenses:
Selling, general and administrative expenses	22,574	13,346	42,867	25,032
Research and development	4,328	2,216	8,812	4,182
Amortization of intangibles	1,743	753	3,506	1,409
Operating income	8,068	8,616	12,365	13,778
Other (income) expense, net	(28)	(100)	73	(256)
Interest expense	1,918	1,189	3,722	2,246
Interest income	(647)	(166)	(935)	(357)
Income from operations, before income taxes	6,825	7,693	9,506	12,145

Provision for income taxes	1,979	2,295	2,757	3,764
Net income	4,846	5,398	6,749	8,381
Add-back interest expense on convertible debt, net of tax	1,289	805	—	1,496

Numerator for diluted earnings per share	$6,135	$6,203	$6,749	$9,877

Earnings per common share:
Basic	$0.14	$0.22	$0.19	$0.34

Diluted	$0.14	$0.18	$0.19	$0.29

Weighted average shares used in per share calculations:
Basic	34,775	24,965	34,677	24,898

Diluted	44,276	34,350	35,488	34,263

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 3, 2005	January 2, 2005
Assets
Current assets:
Cash and short-term investments	$53,598	$62,054
Trade accounts receivable, net	37,249	46,899
Inventories	53,407	49,846
Other current assets	19,681	15,226
Total current assets	163,935	174,025
Property and equipment, net	96,944	96,887
Goodwill	244,696	241,038
Other intangible assets, net	119,588	121,647
Other assets	6,648	6,210
Total assets	$631,811	$639,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,548	$11,827
Current maturities of capital lease obligations	2,211	2,419
Accrued liabilities and other	27,390	37,336
Total current liabilities	35,149	51,582
4.75% Convertible debentures	129,887	130,395
Capital lease obligations	808	2,194
Deferred income taxes	41,311	38,012
Other liabilities	1,015	1,093
Stockholders’ equity	423,641	416,531
Total liabilities and stockholders’ equity	$631,811	$639,807

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended July 3, 2005 and June 27, 2004

(Unaudited)

(In thousands)

	July 3, 2005	June 27, 2004
Operating Activities:

Net income	$6,750	$8,381
Non-cash and working capital changes, net	(1,649)	5,817
Net cash provided by (used in) operating activities	5,101	14,198

Investing Activities:

Purchase of property and equipment	(5,185)	(10,795)
Purchase of business, net of cash acquired	(6,830)	464
Disposition of business	—	3,500
Proceeds from (purchases of) short-term investments, net	4,135	(13,837)
Other, net	—	—
Net cash used in investing activities	(7,880)	(20,668)

Financing Activities:

Net cash provided by financing activities	(605)	2,081

Net cash used in discontinued operations	—	(1,763)
Effect of foreign exchange on cash	(935)	282

Net increase (decrease) in cash and cash equivalents	(4,320)	(5,870)
Cash and cash equivalents, beginning of period	33,024	21,479
Cash and cash equivalents, end of period	$28,704	$15,609

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION FROM GAAP TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands, except per share data)

	For the Three Months				For the Six Months
	Ended July 3, 2005				Ended July 3, 2005
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net revenues	$64,208	$—		64,208	120,843	$—		120,843
Cost of revenues	27,495	(218	)(1)	27,277	53,291	(848	)(2)	52,444
Gross profit	36,713	218		36,930	67,551	848		68,399
Margin %	57.2%			57.5%	55.9%			56.6%

Selling, general and administrative	22,574	(1,371	)(3)	21,203	42,867	(2,405	)(3)	40,462
Research and development	4,328	—		4,328	8,812	—		8,812
Amortization of intangibles	1,743	(1,743	)(4)	—	3,506	(3,506	)(4)	—
Operating income	8,068	3,332		11,400	12,366	6,759		19,125
Operating margin %	12.6%			17.8%	10.2%			15.8%

Other expense	(28)	—		(28)	73	—		73
Interest income	(647)	—		(647)	(935)	—		(935)
Interest expense	1,918	—		1,918	3,722	—		3,722
Income from operations before income taxes	6,825	3,332		10,157	9,507	6,759		16,265
Provision for income taxes	1,979	966	(5)	2,946	2,757	1,960	(5)	4,717
Net income	4,846	2,366		7,211	6,750	4,799		11,549

Add back interest expense on convertible debt, net of taxes	1,289	—		1,289	—	2,479	(6)	2,479
Numerator for diluted earnings per share	$6,135	$2,366		$8,500	$6,750	$7,278		$14,028

Net income per share:
Basic	$0.14			$0.21	$0.19			$0.33
Diluted	$0.14			$0.19	$0.19			$0.32

Weighted average shares used in per share calculation:
Basic	34,775			34,775	34,677			34,677
Diluted	44,276			44,276	35,488 (6)			44,278

(1)          Add back second quarter costs associated with reorganization in Bioprocessing segment

(2)          Add back YTD costs for purchase accounting inventory revaluations related to acquisition of Upstate in the first quarter of $500 and other one time charges for business integration and reorganization costs in both segments totaling $348

(3)          Add back business integration and reorganization costs.

(4)          Add back purchased intangible asset amortization.

(5)          The income tax effect at prevailing rate for period.

(6)          Convertible debentures are excluded because they are anti-dilutive

	For the Three Months				For the Six Months
	Ended June 27, 2004				Ended June 27, 2004
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net revenues	$43,963	$—		$43,963	$80,467	$—		$80,467
Cost of revenues	19,032	—		19,032	36,066	—		36,066
Gross profit	24,931	—		24,931	44,401	—		44,401
Margin %	56.7%			56.7%	55.2%			55.2%

Selling, general and administrative	13,346	—		13,346	25,032	—		25,032
Research and development	2,216	—		2,216	4,182	—		4,182
Amortization of intangibles	753	(753	)(1)	—	1,409	(1,409	)(1)	—
Operating income	8,616	753		9,369	13,778	1,409		15,187
Operating margin %	19.6%			21.3%	17.1%			18.9%

Other expense	(100)	—		(100)	(256)	—		(256)
Interest income	(166)	—		(166)	(357)	—		(357)
Interest expense	1,189	—		1,189	2,246	—		2,246
Income from operations before income taxes	7,693	753		8,446	12,145	1,409		13,554
Provision for income taxes	2,295	224	(2)	2,519	3,764	440	(2)	4,204
Net income	5,398	529		5,927	8,381	969		9,350

Add back interest expense on convertible debt, net of taxes	805	—		805	1,496	—		1,496
Numerator for diluted earnings per share	$6,203	$529		$6,732	$9,877	$969		$10,846

Net income per share:
Basic	$0.22	$0.02		$0.24	$0.34	$0.04		$0.38
Diluted	$0.18	$0.02		$0.20	$0.29	$0.03		$0.32

Weighted average shares used in per share calculation:
Basic	24,964	24,964		24,964	24,898	24,898		24,898
Diluted	34,350	34,350		34,350	34,263	34,263		34,263

(1)          Add back purchased intangible asset amortization.

(2)          The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Net income under GAAP	$4,846	$5,398	$6,750	$8,381
Interest expense (income), net	1,271	1,023	2,786	1,889
Provision for income taxes	1,979	2,295	2,757	3,764
Depreciation	1,972	1,778	4,139	3,497
Amortization of intangibles	1,743	753	3,506	1,409
EBITDA	11,811	11,247	19,938	18,940

Other Adjustments:
Purchase accounting revaluations and business integration costs	1,589	—	3,253	—
Adjusted EBITDA	$13,400	$11,247	$23,191	$18,940

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and other adjustments (“Adjusted EBITDA”) is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America. However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies. In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company’s revolving credit facility.